Analyst Contacts:    Thad Vayda                News Release
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Diane Vento
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Media Contact:    Guy A. Cantwell            FOR RELEASE: May 17, 2013
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SHAREHOLDERS OVERWHELMINGLY APPROVE TRANSOCEAN'S DIVIDEND PROPOSAL AT 2013 ANNUAL GENERAL MEETING

Over 75% of Non-Icahn Shares Support
Company's Capital Allocation Strategy

Four Transocean Director Nominees Elected

ZUG, SWITZERLAND-Transocean Ltd. (NYSE: RIG) (SIX: RIGN) today announced that the Board's capital allocation strategy received overwhelming support from shareholders. Excluding the Icahn Group's shares, more than 75% of the total votes cast in favor of a dividend at the 2013 Annual General Meeting (“AGM”) supported the Board's dividend proposal of $2.24 per share out of additional paid-in capital, soundly rejecting the Icahn Group's proposal for an annual dividend of $4.00 per share.  The Board expects that the approved dividend will be payable in four quarterly installments set for June 2013, September 2013, December 2013 and March 2014.

Shareholders also elected four of the company's five Director nominees, including Frederico F. Curado, Thomas W. Cason, Steven L. Newman, and Robert M. Sprague. J. Michael Talbert, who had previously announced his intention to retire from the company's Board of Directors, was not re-elected. One nominee proposed by the Icahn Group, Samuel Merksamer, was elected. There are now fourteen directors on Transocean's Board.

The company issued the following statement:

We thank all of our shareholders for their participation in this process and for supporting the company's proposals. Their approval of the company's dividend and Board nominees is an endorsement of our balanced approach to value creation which includes maintaining a flexible balance sheet characterized by an investment grade rating on our debt; making disciplined, high-return investments in the business; and returning excess capital to our shareholders. We also recognize and express our gratitude to Mike Talbert for his many years of exceptional service to Transocean, its employees, and its shareholders.

Shareholders also approved the following Board proposals:

•	The 2012 Annual Report, including the consolidated financial statements for fiscal year 2012 and the statutory financial statements for fiscal year 2012;

•	The appropriation of available earnings for fiscal year 2012;

•	An advisory vote approving the compensation of the company's named executive officers; and

•
The appointment of Ernst & Young LLP as the company's independent registered public accounting firm for fiscal year 2013, and the reelection of Ernst & Young Ltd, Zurich, as the company's auditor for another one-year term.

The proposal submitted by the Icahn Group to repeal the company's staggered Board was not voted on at the AGM as the special attendance quorum for the proposal was not satisfied. As a result, the five newly-elected directors will serve as Class II directors until the Annual General Meeting in 2016. Additionally, the proposal to renew the Board's authority to issue shares out of authorized share capital did not receive the required approval of at least two-thirds of the shares represented at the meeting.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of, 83 mobile offshore drilling units consisting of 48 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment drilling rigs), 25 Midwater Floaters and 10 High-Specification Jackups. In addition, we have six Ultra-Deepwater Drillships and two High-Specification Jackups under construction.

For more information about Transocean, please visit the website www.deepwater.com.